Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2015 (the “Effective Date”), by and between Bandwidth.com, Inc. (“Bandwidth”), a Delaware corporation with its principal place of business at 900 Main Campus Drive, Suite 500, Raleigh, North Carolina 27606, and David Morken (“Morken”).

BACKGROUND

A. Morken is Bandwidth’s founder and Chief Executive Officer.

B. Morken has been continuously employed by Bandwidth since its formation; however, the terms of his employment have never been formalized in a written agreement. Bandwidth and Morken now desire to enter into this Agreement in order to modify and formalize the terms and conditions of that employment.

C. All initially capitalized terms are either defined herein (but not necessarily where first used) or are defined in Exhibit A attached hereto and incorporated herein by this reference.

AGREEMENT

In consideration of the foregoing, the agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1 Employment Period. Bandwidth agrees to employ Morken and Morken agrees to serve Bandwidth for the period beginning on the Effective Date and ending at 11:59 p.m., Raleigh, North Carolina, local time, on the third anniversary of the Effective Date (as may be extended, the “Employment Period”). The Employment Period will automatically extend for consecutive additional one (1) year periods unless either party provides the other with written notice to the contrary no less than sixty (60) days prior to the expiration of the then current Employment Period. If notice of non-extension is provided by Bandwidth, this Agreement and Morken’s employment shall terminate at the end of the then current Employment Period, and such termination of employment shall be treated as a termination by Bandwidth other than for Cause. This Agreement may be terminated before the expiration of the Employment Period only pursuant to Section 4. Bandwidth and Morken each acknowledges and agrees that this Agreement does not interrupt the continuity of Morken’s employment.

2 Nature of Duties.

2.1 Morken will serve as Bandwidth’s Chief Executive Officer. As such, Morken will act in conformity with the management policies, guidelines and directions issued by Bandwidth’s Board of Directors (the “Board”), and will have general charge and supervision of those functions and such other responsibilities as the Board determines and assigns; provided they are not inconsistent with the functions and duties typically performed by, and the responsibility of, Chief Executive Officers of like corporations. Morken will report to the Board. Bandwidth agrees that during the Employment Period, it will cause Morken to be nominated to the Board and, if applicable, will recommend to the shareholders of Bandwidth that Morken be elected to the Board. Morken will abstain from participating as a member of the Board in matters involving himself.

2.2 Morken will work exclusively for Bandwidth on a full-time basis, with his primary office at Bandwidth’s headquarters. During normal business hours Morken will devote substantially all of his business time and attention to Bandwidth’s business. The foregoing does not prohibit Morken from engaging in civic, professional and business activities that do not interfere with his duties to Bandwidth, and that otherwise do not violate this Agreement.

2.3 Morken will perform his duties and responsibilities hereunder diligently, faithfully and loyally.

3 Compensation and Benefits.

3.1 Base Salary and Expenses.

3.1.1 During the Employment Period, Bandwidth will pay to Morken a salary at the initial rate of Three Hundred Seventy Five Thousand Dollars ($375,000) per annum (the “Base Salary”). The Base Salary will be earned and paid in arrears, in equal installments, semi-monthly, or at such other interval as the Board directs, but no less often than once each month. At the beginning of each year during the Employment Period, Morken and the Board will in good faith review the Base Salary. Base Salary will be increased to mutually agreed upon levels consistent with the growth of Bandwidth’s business. Bandwidth shall be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by Morken with respect to payments made to Morken in connection with his employment hereunder.

3.1.2 Bandwidth will reimburse Morken for all reasonable out-of-pocket business expenses incurred by Morken on Bandwidth’s behalf during the Employment Period, so long as such expenses are reimbursable under Bandwidth’s policies in effect from time to time and as periodically reviewed by the Board. At Morken’s request, expenses will be advanced before an expenditure is incurred, or they will be paid by Bandwidth directly to third parties from which goods or services are being obtained.

3.2 Bonus Compensation.

3.2.1 In addition to the Base Salary, Bandwidth will pay to Morken bonus compensation each year during the Employment Period of up to one hundred percent (100%) of the Base Salary (the “Bonus Compensation”). One half of the Bonus Compensation will be based on Morken meeting individual performance objectives, and one half will be based on Bandwidth meeting its Operating Earnings target provided for in its annual Budget. The individual performance objectives will be mutually agreed by the Board and Morken at the beginning of each calendar year.

3.2.2 The Bonus Compensation will be earned, if at all, upon satisfaction of applicable criteria, as reasonably determined by the Board. The Bonus Compensation based on individual performance objectives will be earned pro-rata upon Morken attaining each objective, as reasonably determined by the Board. The Bonus Compensation based on Operating Earnings will have no pro-rata components; provided, that in any year that ninety percent (90%) or more, but less than one hundred percent (100%), of the Operating Earnings Budget is met, Morken will earn one-half of the potential Bonus Compensation applicable to that criterion, for that year. The Board will establish a Budget, including Operating Earnings, not later than March 31st for each calendar year.

3.2.3 Bonus Compensation will be paid no later than March 15th of the year succeeding the calendar year with respect to which the Bonus Compensation, if any, is calculated.

3.2.4 In addition to the Bonus Compensation, the Board will from time to time review Morken’s efforts on behalf of Bandwidth and may within its discretion award a special bonus for extraordinary service. Special bonuses, if any, will not count as any other compensation payable under this Agreement.

3.3 Stock Options and Restricted Stock.

3.3.1 All of Morken’s then outstanding unvested Bandwidth stock options and Bandwidth restricted stock will immediately vest, and the options will be exercisable for the remainder of their full original term at grant without regard to any provision in the plan under which such securities were granted that may otherwise reduce the term, upon the earlier of:

3.3.1.1 Bandwidth’s termination of Morken other than for Cause or Morken’s resignation for Good Reason;

3.3.1.2 Morken’s death prior to termination or expiration of this Agreement; or

3.3.1.3 Change in Control.

3.3.2 This Section 3.3 is intended to be an award agreement itself, and is intended to supplement the terms and conditions of any and all other award agreements between Bandwidth and Morken relating to any options or restricted stock granted to Morken by Bandwidth, and the terms of this Section 3.3 will govern the terms of such other award agreements in the event of any conflicts, regardless of whether such other agreements are heretofore or have previously been entered into by the parties.

3.4 Severance. If Bandwidth terminates Morken other than for Cause, or Morken resigns for Good Reason, then Bandwidth will pay to Morken an amount (“Severance”) equal to (i) one hundred fifty percent (150%) the prior year’s Base Salary, plus (ii) one hundred fifty percent (150%) of the Bonus Compensation, determined based on achievement of target performance levels for the year of termination. Such amount, less any applicable taxes and other similar amounts, will be paid in equal installments over an eighteen (18) month period following the termination in accordance with Bandwidth’s standard payroll practices and procedures. After an Unapproved Change in Control, in addition to the foregoing events, Severance will also be payable if Morken terminates his employment for any reason no more than twelve (12) months after the Unapproved Change in Control. The receipt of any severance benefits provided for pursuant to this Agreement or otherwise will be dependent upon Morken’s delivery to Bandwidth of an effective general release of claims in a form reasonably satisfactory to Bandwidth not later than thirty (30) days after the date of Morken’s termination of employment (or such longer period as may be required by applicable law), and shall be paid or commence no later than thirty (30) days thereafter, with the first payment to include any amounts that would have been payable on payroll dates occurring after Morken’s termination of employment and prior to such first payment.

3.5 Initial Public Offering Bonus.

3.5.1 Not later than sixty (60) days immediately after Bandwidth’s first firm commitment underwritten public offering, if ever, resulting in gross proceeds to Bandwidth in an amount at least equal to $35,000,000 during the Employment Period, Bandwidth will pay to Morken an amount equal to $750,000, less applicable withholdings and similar deductions.

3.6 Liquidity Events.

3.6.1 Bandwidth will pay to Morken a “Liquidity Bonus” calculated as described below, less applicable withholdings and similar deductions, if: (i) there is a Change in Control with a value of at least $750,000,000 calculated on an enterprise basis (i.e. the price that would be paid if the entire company were sold in the transaction on a standalone basis, regardless of the form of the actual transaction) (a “Liquidity Event”); and (ii) the transaction commences during the Employment Period and closes by December 31, 2023 (the “Incentive Deadline”). A Liquidity Event is deemed to commence upon the initiation of negotiations between Bandwidth and the potential transaction parties. To earn a Liquidity Bonus Morken must remain employed by Bandwidth until the Liquidity Event closes; provided, that, if after a Liquidity Event commences Bandwidth terminates Morken for any reason, or Morken resigns for Good Reason, then Morken will earn the Liquidity Bonus at closing even though he is no longer employed by Bandwidth. The Liquidity Bonus will be calculated as follows:

Value Calculated on Enterprise Basis	Liquidity Bonus
$750,000,000 - $999,999,999	$5,000,000
$1,000,000,000 - $1,249,999,999	$10,000,000
$1,250,000,000 - $1,499,999,999	$12,500,000
$1,500,000,000 - $1,749,999,999	$15,000,000
$1,750,000,000 - $1,999,999,999	$17,500,000
$2,000,000,000 or more	$20,000,000

Any dispute between Morken and Bandwidth regarding the amount of a Liquidity Bonus or whether it has been earned by Morken will be resolved by binding confidential arbitration with the American Arbitration Association in Raleigh, North Carolina. Morken’s right to a Liquidity Bonus will terminate if no qualifying Liquidity Event closes by the Incentive Deadline. The Liquidity Bonus will be earned, if at all, one time only upon the closing of the first qualifying Liquidity Event transaction and will be paid simultaneously with the closing of that closing.

3.7 Vacation. During the Employment Period, Morken will be entitled to take vacation time in accordance with Bandwidth’s policies, but no less than six (6) weeks of paid vacation per year. Bandwidth and Morken will reasonably agree on when vacation time can be taken, and how many weeks can be taken consecutively. In the event that all or any part of the vacation is not taken for any reason during any year, there will be no compensation paid in lieu thereof, and accrued and unused vacation time will not be carried over and added to the vacation time for the succeeding year in accordance with such policy, unless otherwise approved by the Board.

3.8 Health, Disability, Retirement, Death and Insurance Benefits.

3.8.1 Bandwidth will provide Morken with the same health, disability, retirement, death and other fringe benefits as are generally provided to the executive employees of Bandwidth in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Bandwidth; provided, that Bandwidth will pay the entire premium for family coverage under Bandwidth’s group health insurance plan unless Bandwidth reasonably determines that paying the entire premium would be discriminatory and could subject Morken to adverse income tax consequences. Bandwidth shall, to the extent allowable by law, regulation, contract and policy, continue to pay Morken’s basic medical insurance premiums for eighteen (18) months following a termination of Morken by Bandwidth other than for Cause, whether or not this coverage is required to be available under COBRA.

3.8.2 Upon a termination of Morken by Bandwidth other than for Cause, Bandwidth will also pay Morken a lump sum amount equal to eighteen (18) months of premiums for the term life insurance coverage Bandwidth had in effect for Morken as of the date of his termination of employment. Such amount will be payable, less applicable withholdings, with the first payment of Severance. Morken will have all rights to convert or purchase such life insurance policies as provided under the terms of the plan and policies.

3.9 Indemnification. During the Employment Period and after Morken’s termination of employment, Bandwidth shall indemnify Morken and hold Morken harmless from and against any claim, loss or cause of action arising from or out of Morken’s performance as an officer, director or employee of Bandwidth or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which Morken serves at Bandwidth’s request, in each case to the maximum extent permitted by law and under Bandwidth’s Articles of Incorporation and By-Laws. This indemnification right is in addition to any similar rights under any statute, Bandwidth’s Certificate of Incorporation, By-Laws and under any other applicable agreements that now exist or may exist from time to time. During the Employment Period and for at least 3 years following Morken’s termination of employment, Morken shall be covered by any policy of directors and officers’ liability insurance maintained by Bandwidth for the benefit of its officers and directors.

4 Termination.

4.1 Morken’s employment with Bandwidth will terminate automatically upon Morken’s death.

4.2 Bandwidth may terminate Morken’s employment at any time.

4.3 If at any time during the Employment Period Bandwidth (i) assigns Morken to serve in a capacity other than as Bandwidth’s Chief Executive Officer or assigns Morken to perform tasks inconsistent with such position, in each case, which results in a material diminution in Morken’s authority, duties or responsibilities, or (ii) Bandwidth materially breaches any provision of this Agreement, then Morken may resign his employment by providing notice to Bandwidth within thirty (30) days of such event of the reasons for his resignation under this provision. Bandwidth shall have thirty (30) days following receipt of such notice to remedy and cure the alleged diminution or breach. If Bandwidth does not cure such breach, Morken shall resign his employment and such resignation will be deemed to be a termination by Bandwidth other than for Cause and/or a resignation by Morken for “Good Reason.” Morken can resign at any time other than for Good Reason.

4.4 Bandwidth will have the right to terminate Morken at any time, immediately, for Cause. “Cause” will mean: (i) Morken is convicted of any felony (or Morken pleads guilty or nolo contendere thereto); (ii) Morken fails or refuses to perform, in any material respect, the written policies or directives of the Board, unless such failure is corrected within thirty (30) days following his receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Board believes Morken has substantially failed to materially perform his duties; (iii) Morken materially breaches this Agreement or any other agreement between Bandwidth and Morken, including, without limitation, any applicable nondisclosure agreement, unless such failure is corrected within thirty (30) days following his receipt of written notice of such failure from Bandwidth that specifically identifies the manner in which the Board believes Morken has breached the agreement; or (iv) the gross or willful misconduct by Morken with regard to Bandwidth or any employee of Bandwidth that is materially injurious to Bandwidth or such employee.

5 Effects of Termination.

5.1 Upon Morken’s termination of employment for any reason (including death), he will be entitled to receive (in addition to any compensation and benefits he is entitled to receive under Section 3 above, if applicable): (i) any earned but unpaid Base Salary, (ii) any earned but unpaid Bonus Compensation, (iii) unreimbursed business expenses in accordance with Bandwidth’s policies for which expenses Morken has provided appropriate documentation, (iv) a lump sum cash amount equal to the value of his unused vacation days in accordance with the standard written policy of Bandwidth, and (v) any vested amounts or benefits to which Morken is then entitled under the terms of the benefit plans then sponsored by Bandwidth in accordance with their terms. All of Bandwidth’s other obligations under this Agreement will end immediately upon Morken’s termination of employment.

5.2 Any controversy or claim arising out of or relating to the benefits and entitlements of Morken following a Change of Control will be resolved by binding arbitration in Raleigh, North Carolina with the American Arbitration Association, pursuant to their commercial arbitration rules then in effect. The determination of the arbitrator will be conclusive and binding on Bandwidth and Morken, and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The prevailing party may recover its attorneys’ fees and expenses incurred in such dispute, including the cost of the Arbitration if the prevailing party initiated the action.

6 Stockholder Vote. Anything in this Agreement to the contrary notwithstanding, in the event that any amounts payable to Morken hereunder, alone or together with other payments that Morken has a right to receive from Bandwidth, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), then Bandwidth will reduce the amounts payable to the minimum extent necessary to avoid the payment of any excess parachute payments and to avoid Morken being subject to the excise tax imposed by Section 4999 of the Code. In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following order: (a) reduction of cash payments described in Section 3 (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (c) cancellation of acceleration of vesting of equity awards not covered under (b) above. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards. Without limiting the foregoing, if Bandwidth is not then a public company, it will use its best efforts to secure the approval of its stockholders to exempt the excess parachute payments from the loss of corporate tax deductions imposed under Section 280G and the excise tax imposed under Section 4999. If Bandwidth becomes publicly traded, it will comply with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that requires public companies subject to the federal proxy rules to provide their shareholders with an advisory vote on: executive compensation; the desired frequency of say-on-pay votes; and on golden parachute arrangements, and will seek shareholder votes under Internal Revenue Code Section 162(m), and any other law, regulation or rule that requires a shareholder vote on this Agreement, or that permits a vote to preserve tax benefits or avoid tax penalties.

7 Covenant Not To Compete.

7.1 Inducement. This covenant between Morken and Bandwidth is being executed and delivered by Morken in consideration of Morken’s employment with Bandwidth and each party’s rights and obligations agreed to hereunder (including, without limitation, the Base Salary, Bonus Compensation, and other benefits and payments set forth herein). Morken acknowledges that Bandwidth’s business and Morken’s responsibilities are international in scope. Morken further acknowledges that the covenant not to compete with Bandwidth contained in this Section 7 was and has been a condition of his employment since Morken was originally employed by Bandwidth.

7.2 Restricted Activities — Duration. Except as otherwise consented to or approved by the Board in writing, Morken agrees that during the term of this Agreement and for twelve (12) months after Morken’s employment with Bandwidth ends;, regardless of the time, manner or reasons for termination, and regardless of whether terminated by Morken or Bandwidth, but only so long as Bandwidth does not breach its obligations in this Agreement, Morken will not, directly or indirectly, acting alone or as a member of a partnership or as an owner, director, officer, employee, manager, representative or consultant of any corporation or other business entity:

7.2.1 engage in any business in competition with the business that is conducted by Bandwidth in the United States, Canada or any European, Asian, Pacific or other foreign country in which Bandwidth then or thereafter transacts business or is making a bona fide attempt to do so;

7.2.2 induce, request or attempt to influence any customers or suppliers of Bandwidth to curtail or cancel their business or prospective business with Bandwidth or in any way interfere with Bandwidth’s business relationships; or

7.2.3 induce, solicit, assist or facilitate the inducement or solicitation by a third person of any employee, officer, agent or representative of Bandwidth, to terminate their respective relationship with Bandwidth or in any way interfere with Bandwidth’s employee, officer, agent or representative relationships.

7.3 Tolling; Relief of Obligations. In the event that Morken breaches any provision of this Section 7, that violation will toll the running of the restricted period set forth in Section 7.2 from the date of commencement of such violation until such violation ceases.

7.4 “Blue Penciling” or Modification. If the length of time, geographic area or scope of restricted business activity set forth in Section 7.2 is deemed unreasonably restrictive or unreasonable in any other respect in any court proceeding, Morken and Bandwidth agree and consent to such court’s modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented.

7.5 Definitions. As used in this Section 7, the following terms will have the following definitions:

(i) The terms “compete” or “in competition,” as used herein, will be deemed to include, without limitation, becoming or being an employee, owner, partner, consultant, agent, stockholder, director, or officer of any person, partnership, firm, corporation or other entity (other than Bandwidth) which engages in (i) the business of developing, providing, offering and selling (A) retail VoIP services, including, without limitation, IP based unified communications services and trunking services; (B) wireless services (including, without limitation, wireless services that utilize both cellular and WiFi networks); (C) wholesale VoIP services; (D) wholesale origination, termination or SMS services; (E) emergency solutions for telecommunications carriers, including, without limitation, end-to-end call control and support, real-time address validation, automated provisioning and/or geospatial routing; (F) circuit or data services, Internet connectivity services, and/or managed network services on an enterprise basis or to small and medium businesses; and/or (G) product(s) or service(s) to which any of clauses (A) through (F) apply and/or any product(s) or service(s) that perform substantially similar functions to which any of clauses (A) through (F) apply, or (ii) any other business conducted by Bandwidth immediately prior to such termination (or in which Bandwidth shall at such time be actively preparing to engage). Notwithstanding the foregoing, ownership of five (5%) percent or less of any class of securities of an entity will not constitute competition with Bandwidth.

(ii) The phrases “engage in a business” or “engage in a line of business” and similar phrases will be deemed to include marketing or otherwise selling products or researching, writing, developing, designing, distributing, testing or manufacturing products or services or otherwise preparing to market or sell products or services.

8 Nondisclosure of Confidential Information.

8.1 Morken acknowledges that the discharge of his duties under this Agreement will necessarily involve his access to Confidential Information. Morken acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third parties might cause irreparable damage to Bandwidth and Bandwidth’s business. Accordingly, Morken agrees that at all times after the date hereof he will not copy, publish, disclose, divulge to or discuss with any third party nor use for his own benefit or that of others, without the prior express written consent of the Board, except in the normal conduct of his duties under this Agreement, any Confidential Information, it being understood and acknowledged by Morken that all Confidential Information created, compiled or obtained by Morken or Bandwidth, or furnished to Morken by any person while Morken is associated with Bandwidth remains its exclusive property.

8.2 Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, and whether such termination is by Bandwidth or Morken, Morken agrees to return and surrender to Bandwidth all tangible Confidential Information in any manner in his control or possession, as well as all other Bandwidth property.

9 Remedies Inadequate.

9.1 Morken acknowledges that the services to be rendered by him to Bandwidth as contemplated by this Agreement are special, unique and of extraordinary character. Morken expressly agrees and understand that the remedy at law for any breach by him of Section 7 or 8 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon adequate proof of Morken’s violation of any legally enforceable provision of Section 7 or 8, Bandwidth will be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce the provisions of any of Section 7, 8 or 9, Morken agrees that he will not raise in such proceedings any defense that there is an adequate remedy at law, and Morken hereby waives any such defense. Nothing in this Agreement will be deemed to limit Bandwidth’s remedies at law or in equity for any breach by Morken of any of the provisions of Section 7 or 8 which may be pursued or availed of by Bandwidth. Without limiting the generality of the immediately preceding sentence, any covenant on Morken’s part contained in Section 7 or 8, which may not be specifically enforceable will nevertheless, if breached, give rise to a cause of action for monetary damages.

9.2 Morken has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him and the rights and remedies conferred upon Bandwidth under Sections 7, 8 and 9, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition which otherwise would be unfair to Bandwidth, do not stifle the inherent skill and experience of Morken, would not operate as a bar to Morken’s sole means of support, are fully required to protect the legitimate interests of Bandwidth and do not confer a benefit upon Bandwidth disproportionate to the detriment to Morken.

9.3 The covenants and agreements made by Morken in Sections 7, 8 and 9 will survive full payment by Bandwidth to Morken of the amounts to which Morken is entitled under this Agreement, the expiration of the Employment Period and this Agreement.

10 Rights. Morken acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development, discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Morken may conceive of, suggest, make, invent, develop or implement, during the course of his service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of Bandwidth or to the general industry of which Bandwidth is a part, as will all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor) and similar protections therein (all of the foregoing referred to as “Work Product”), will be the sole, exclusive and absolute property of Bandwidth. All Work Product will be deemed to be works for hire and, in addition to the Work Product being works for hire, Morken hereby assigns to Bandwidth all right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Bandwidth may desire to obtain. Morken will immediately disclose all Work Product to Bandwidth and agrees, at any time, upon Bandwidth’s request and without additional compensation, to execute any documents and otherwise to cooperate with Bandwidth respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, all expenses incident thereto to be borne by Bandwidth.

11 Assignment of Payment Rights. In no event will Bandwidth be obligated to make any payment under this Agreement to any assignee or creditor of Morken, other than to the estate of Morken after his death. Prior to the time of payment under this Agreement, neither Morken nor his legal representative will have any right by way of anticipation or otherwise to dispose of any interest under this Agreement.

12 Bandwidth’s Obligations Unfunded. Except as to any benefits that may be required to be funded under any benefit plan of Bandwidth pursuant to law, as provided for in this Agreement or pursuant to other agreements and which are not for the sole benefit of Morken, the obligations of Bandwidth under this Agreement are not funded and Bandwidth will not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Morken.

13 Notices. Any notice to be given hereunder by Bandwidth to Morken will be deemed to be given if delivered to Morken in person, if emailed to Morken at his business email address or if mailed or overnighted to Morken at his address last known on the records of Bandwidth, and any notice to be given by Morken to Bandwidth will be directed either to Bandwidth’s Chairman, Secretary or General Counsel, and in any case it will be deemed to be given if delivered in person, if emailed to the address at his business email address or if mailed or overnighted to the person at his address last known on the records of Bandwidth, unless any party will have duly notified the other parties in writing of a change of address. All notices are deemed given when delivered to such address, or if otherwise actually received by the addressee.

14 Section 409A.

14.1 In order to ensure compliance with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”), the provisions of this Section 14 shall govern in all cases over any contrary or conflicting provision in this Agreement (other than a comparable Section 409A provision that is expressly intended to govern over this provision by its terms). The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Morken acknowledges and agrees that Bandwidth has made no representation to Morken as to the tax treatment of the compensation and benefits provided pursuant to this Agreement and that Morken is solely responsible for all taxes due with respect to such compensation and benefits.

14.2 To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Code Section 409A(a)(2)(A)(i), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) when Morken incurs a “separation from service” under Code Section 409A(a)(2)(A)(i) (a “Separation from Service”). In addition, if Morken is a “specified employee” within the meaning of Section 409A at the time of his Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, Morken’s Separation from Service, and not by reason of another event under Section 409A, will become payable on the first business day after six months following the date of Morken’s Separation from Service or, if earlier, the date of Morken’s death.

14.3 Consistent with the requirements of Section 409A, to the extent that any reimbursement or in-kind benefit provided is taxable and subject to Section 409A, unless stated otherwise – (i) reimbursements and in-kind benefits will be provided only during the period during which Morken is employed or receiving Severance; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

14.4 For purposes of Section 409A, Morken’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. If a Separation from Service occurs prior to the date of an Unapproved Change in Control, each payment of Severance and each other payment hereunder that is made within 2-1/2 months following the end of the year that contains the date of Morken’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, each such payment that is made later than 2-1/2 months following the end of the year that contains the date of Morken’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and each payment that is made after the two-times exception ceases to be available shall be subject to delay (if necessary) in accordance with Section 14.2 above. Continued medical coverage is intended to be exempt from Section 409A under the exemption for health benefits in Treas. Reg. § 1.409A-1(b)(9)(v)(B).

14.5 In no event may Morken, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation subject to Section 409A. In no event shall the timing of Morken’s execution of the general release of claims, directly or indirectly, result in Morken designating the calendar year of payment of any nonqualified deferred compensation subject to Section 409A, and if such a payment that is subject to execution of the general release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

15 Amendments. This Agreement will not be modified or discharged, in whole or in part, except by an agreement in writing signed by all parties.

16 Entire Agreement. Except as expressly provided for herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. The parties are not relying on any other representation, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Morken and Bandwidth; provided, however that other non-competition, non-solicitation, confidentiality agreements, and other restrictive covenant agreements between Morken and Bandwidth remain in effect and this Agreement and such other agreements may be enforced by Bandwidth independently or simultaneously.

17 Captions; Terms. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof. References to “termination of employment,” “termination of Morken,” “termination of this Agreement,” “termination of the Employment Period,” and any other terms of similar meaning will all be deemed equivalent. Masculine, feminine and neuter pronouns are interchangeable as context requires.

18 Binding Effect. The parties may not assign this Agreement and may not assign or delegate any right or duty hereunder and any attempt to do so is void. Subject to the foregoing, the rights and obligations of Bandwidth hereunder will inure to the benefit of, and will be binding upon, Bandwidth and its successors and assigns, and the rights and obligations of Morken hereunder will inure to the benefit of, and will be binding upon, Morken and his heirs, personal representatives and estate.

19 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision will be binding and enforceable to the extent enforceable in any jurisdiction.

20 Governing Law and Venue. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of North Carolina, without regard to conflict of laws. Other than disputes that by the terms of this Agreement are to be resolved through binding arbitration, any and all actions brought arising out of, or based in whole or in part upon this Agreement or the employment relationship between Morken and Bandwidth, will be brought in either a federal or state court sitting in Raleigh, North Carolina, and the parties consent to jurisdiction and venue thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.

Bandwidth:

BANDWIDTH.COM

By

Its

Morken:

/s/ David Morken
David Morken

EXHIBIT A

EMPLOYMENT AGREEMENT

DEFINITIONS

“Approved Change in Control” of Bandwidth means a Change in Control of Bandwidth of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as if in effect on the Effective Date, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) if the transaction causing such a change will have been approved by the affirmative vote of at least a majority of the Continuing Directors.

“Change in Control” means, and will be deemed to have occurred at such time as: (i) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more prior to Bandwidth’s first underwritten public offering and twenty-five percent (25%) or more after, but not as a result of, Bandwidth’s first underwritten public offering, or more of the combined voting power of Bandwidth’s Voting Securities; (ii) sale of all or substantially all of the assets of Bandwidth, or any merger, consolidation, or reorganization to which Bandwidth is a party and as the result of which Bandwidth’s stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Bandwidth’s Board of Directors. Notwithstanding the foregoing, no event unilaterally caused by Morken by virtue of his stock ownership will be a Change in Control. Further notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless the transaction also constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder; however, a Change in Control shall be deemed to occur if the transaction constitutes a change in the ownership or effective control of Bandwidth or a change in the ownership of a substantial portion of the assets of Bandwidth, each as defined in Code Section 409A(a)(2)(A)(v) and the regulations promulgated thereunder, regardless of whether it satisfies the foregoing.

“Budget” will mean for each year, Bandwidth’s management financial targets approved by the Board for the year in question.

“Confidential Information” means all information or trade secrets of any type or description belonging to Bandwidth that are proprietary and confidential to Bandwidth and are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists, business partner or alliance lists, drawings, designs, schematics, flow charts, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Morken during Morken’s employment by Bandwidth relating to any of the foregoing.

“Continuing Directors” will mean and include the persons constituting Bandwidth’s Board of Directors as of the Effective Date, and any person who becomes a director of Bandwidth subsequent to the date hereof whose election, or nomination for election by Bandwidth’s stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or if

Bandwidth is then subject to the proxy rules of the Exchange Act then by approval of the proxy statement of Bandwidth in which such person is named as a nominee for director or of the inclusion of such person in such Proxy Statement as such a nominee, in any case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee).

“Voting Securities” means Bandwidth’s outstanding securities ordinarily having the right to vote at elections of directors.

“Operating Earnings” will mean earnings before interest, taxes, depreciation and amortization and excluding (i) capital expenditures, (ii) extraordinary gains and losses, and (iii) any bonus(es) paid or payable pursuant to Section 3.5 and/or Section 3.6 of the agreement to which this Exhibit A is attached, unless the Company has accrued for the payment of such bonus(es) in connection with the Company’s calculation of Operating Earnings target for the purposes of Section 3.2.

“Unapproved Change in Control” of Bandwidth will mean any Change in Control of Bandwidth that is not an Approved Change in Control.

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into as of the last date signed (“Amendment Effective Date”) by and between Bandwidth.com, Inc., a Delaware corporation, having offices at 900 Main Campus Drive, Suite 500, Raleigh, North Carolina 27606 USA (“Bandwidth”), and David A. Morken (“Morken”).

WHEREAS, Bandwidth and Morken previously entered into an Employment Agreement, dated as of January 1, 2015 (the “Morken Employment Agreement”); and

WHEREAS, pursuant to Section 15 of the Morken Employment Agreement, Bandwidth and Morken may amend the Morken Employment Agreement in writing from time to time; and

WHEREAS, each of Bandwidth and Morken wish to amend the Morken Employment Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the premises herein contained, Bandwidth and Morken hereby agree to amend the Morken Employment Agreement as follows:

1. Section 3.2 of the Morken Employment Agreement is hereby deleted and the following is inserted in lieu thereof:

“3.2 Bonus Compensation.

3.2.1 In addition to the Base Salary, Bandwidth will pay to Morken bonus compensation each year during the Employment Period of up to one hundred percent (100%) of the Base Salary (or more if Bandwidth exceeds its Revenue, New Customer Revenue, and Operating Earnings targets and the pro-rata calculations provided in Section 3.2.2 below yield more than one hundred percent (100%) of the Base Salary) (the “Bonus Compensation”). Ten percent (10%) of the Bonus Compensation will be based on Morken meeting individual performance objectives, and ninety percent (90%) will be based on Bandwidth meeting its Revenue, New Customer Revenue, and Operating Earnings targets provided for in its annual Budget. The individual performance objectives and the relative weighting of the respective Revenue, New Customer Revenue and Operating Earnings targets will be mutually agreed by the Board and Morken at the beginning of each calendar year.

3.2.2 The Bonus Compensation will be earned, if at all, upon satisfaction of applicable criteria, as reasonably determined by the Board. The Bonus Compensation based on individual performance objectives will be earned pro-rata upon Morken attaining each objective, as reasonably determined by the Board. The Bonus Compensation based on Bandwidth meeting its Revenue, New Customer Revenue, and Operating Earnings provided for in its annual Budget will be earned pro-rata based upon the relative weighting of the respective Revenue, New Customer Revenue and Operating Earnings targets. The Board will establish a Budget, including Revenue, New Customer Revenue, and Operating Earnings, not later than March 31st for each calendar year.

3.2.3 Bonus Compensation will be paid no later than March 15th of the year succeeding the calendar year with respect to which the Bonus Compensation, if any, is calculated.

3.2.4 In addition to the Bonus Compensation, the Board will from time to time review Morken’s efforts on behalf of Bandwidth and may within its discretion award a special bonus for extraordinary service. Special bonuses, if any, will not count as any other compensation payable under this Agreement.”

2. The following is inserted as a new Section 8.3 immediately following Section 8.2 of the Morken Employment Agreement:

“Pursuant to the Defend Trade Secrets Act of 2016, Morken understands that:

An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.”

3. The following definitions are hereby inserted in Exhibit A to the Morken Employment Agreement:

“New Customer Revenue” means Revenue generated during any applicable fiscal year attributable to any customer(s) for which Bandwidth did not have an effective master service agreement (or other similar agreement) executed with such customer as of the last business day of the immediately preceding fiscal year.

“Revenue” means revenue, as determined in accordance with generally accepted accounting principles.

4. This Amendment does not supersede the terms and conditions of the Morken Employment Agreement, except to the extent expressly described herein.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, Bandwidth and Morken each has caused this Amendment to be executed as of the Amendment Effective Date.

BANDWIDTH.COM, INC.

By:	/s/ John C. Murdock
John C. Murdock, President

Date:

/s/ David A. Morken
David A. Morken

Date: